Exhibit 99.1

News Release

Sabre Holdings Increases First Quarter and
Full Year 2004 Earnings Projections

SOUTHLAKE, Texas, March 31, 2004 – Sabre Holdings Corporation (NYSE: TSG) today raised its earnings projection for the first quarter due to strong travel bookings and lower than expected company expenses.  The company also raised its full year 2004 earnings projection.

For the first quarter, the company now projects diluted earnings per share in the range of $0.32 to $0.35, on an adjusted basis, exceeding previous guidance of $0.24 to $0.27.  On a GAAP basis, the company now projects earnings per share in the range of $0.26 to $0.29 versus previous projections of $0.18 to $0.21.  Special items in the first quarter, net of tax and minority interests, are projected to be approximately $9 million, which include stock compensation and amortization of intangible assets.

Although expenses for the first quarter are lower than plan, the company expects spending to gradually return to plan levels throughout the year.   In addition, the company projects Travelocity’s operating loss in the first quarter to be less than originally expected.  Travelocity remains on track to turn profitable in the second quarter.

Based on these revised expectations, the company projects diluted earnings per share for 2004 in the range of $1.25 to $1.35, on an adjusted basis, exceeding previous guidance of $1.15 to $1.25.  On a GAAP basis, the company projects full year earnings per share in the range of $1.04 to $1.14 versus previous projections of $0.94 to $1.04.

Sabre Holdings plans to announce its first quarter, 2004 financial results on Thursday, April 22.

About Sabre Holdings Corporation

Sabre Holdings, an S&P 500 company, is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry. Sabre Holdings supports travelers, travel agents, corporations and travel suppliers through its companies: Travelocity, Sabre Travel Network, and Sabre Airline Solutions. Headquartered in Southlake, Texas, in the Dallas-Fort Worth Metroplex, the company has approximately 6,000 employees in 45 countries. Full year 2003 revenues totaled $2.05 billion. Sabre Holdings is traded on the New York Stock Exchange under the symbol TSG. More information is available at http://www.sabre-holdings.com.

Statements in this news release or in the schedule hereto which are not purely historical facts, including statements about forecasted financial projections, travel bookings, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to Sabre Holdings Corporation on the date this report was submitted.  Sabre Holdings Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: competition from established and emerging travel distribution channels, the financial instability of many air carriers and Sabre Holdings Corporation’s revenues being highly dependent on the travel and transportation industries.  Sabre Holdings Corporation may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of the Sabre Holdings Corporation’s most recent filing on Form 10-K with the Securities and Exchange Commission.

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Media Relations Contact:  Michael Berman, Sabre Holdings, 682-605-2397

Investor Relations Contact:  Karen Fugate, Sabre Holdings, 682-605-2343

Sabre Holdings Corporation

Non-GAAP Financials Reconciliations

($ in millions)

		1st Quarter		Full Year
Net Earnings Reconciliation		1Q 2004 Guidance		FY 2004 Guidance
		Low	High	Low	High
GAAP Net Earnings		$36.4	$40.6	$146.6	$160.7
Adjustments, net of taxes:
Add:	Amortization of intangibles, stock compensation and transaction fees from merger & acquisition activity	8.6	8.6	29.9	29.9

Adjusted net earnings		$45.0	$49.2	$176.5	$190.6

GAAP EPS		$0.26	$0.29	$1.04	$1.14
Adjusted EPS		$0.32	$0.35	$1.25	$1.35

Diluted share count		140.0 million		141.0 million

Travelocity Revenue Reconciliation	FY 2004	FY 2003

GAAP Revenue	$501.0	$394.5
Growth %	27%
Less: recognition of deferred revenue on warrants	—	(7.8)

Adjusted Revenue	$501.0	$386.7
Growth %	30%

Travelocity Operating Income Reconciliations		FY 2004

GAAP Operating Income (Loss)		$(21.7)
GAAP operating margin		(4.3)%

Add:	amortization of intangibles and transaction fees from merger & acquisition activity	27.8
Add: stock compensation		8.9

Adjusted Operating Income (Loss)		$15.0
Adjusted Operating margin		3.0%